Exhibit 3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-210449 and 333-128257 on Form S-8 and Registration Statement No. 333-237672 on Form F-10 and in this Annual Report on Form 40-F for the year ended December 31, 2020 of our reports dated March 4, 2021 relating to the consolidated financial statements of Magna International Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s Current Report on Form 6-K dated March 26, 2021.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

March 25, 2021

Toronto, Canada